Exhibit 23.2

CONSENT OF SRK CONSULTING (US), Inc.

The undersigned, SRK Consulting (US) Inc., (“SRK”) hereby states as follows:

Our firm prepared independent technical reports, completed in 2009 and 2012 (the “Technical Reports”), concerning the Mt. Hamilton project currently owned by Mt. Hamilton LLC of Wheat Ridge, Colorado (“MH-LLC”) a controlled subsidiary of Solitario Exploration & Royalty Corp. (“Solitario”). Portions of the Technical Reports are contained, summarized or referenced in this Annual Report on Form 10-K of Solitario (the “Form 10-K”) for the year ended December 31, 2013, to be filed with the United States Securities and Exchange Commission.

We hereby consent to the use of the information concerning the Technical Reports (and to all references to our firm, including being named as experts) in the Form 10-K and to the incorporation by reference in Registration Statement No. 333-190304 on Form S-8, Registration Statement No. 333-146277 on Form S-8, in Registration Statement No. 333-172929 on Form S-3 and in Registration Statement No. 333-183662 on Form S-3 of Solitario Exploration & Royalty Corp. of the information concerning the Technical Reports, including the references to our firm included with such information, as set forth above in the Form 10-K.

SRK Consulting (US), Inc.

/s/ J.B. Pennington Name: J. B. Pennington
Title:	Practice Leader – SRK Reno
Date:	March 7, 2014